AMENDED SCHEDULE A

Dated December 30, 2019

To the

Compliance Consulting Agreement

between

Centaur Mutual Funds Trust

and

Ultimus Fund Solutions, LLC

Dated November 16, 2018

Fund Portfolio(s)

Centaur Total Return Fund

Lebenthal Ultra Short Tax-Free Income Fund